DOBSON COMMUNICATIONS CORPORATION

                          PCS TRANSFER RIGHTS AGREEMENT

                          dated as of February 8, 2001

                          PCS TRANSFER RIGHTS AGREEMENT

     PCS TRANSFER RIGHTS AGREEMENT, dated as of February 8, 2001 (this "Agreement"), by and between Dobson Communications Corporation, an Oklahoma corporation (the "Company"), and AT&T Wireless Services, Inc., a Delaware corporation ("AWS").

                                    RECITALS

     WHEREAS:

     (A) AWS is purchasing 200,000 shares of the Company's Series AA Preferred which, subject to certain conditions, is exchangeable for 200,000 shares of the Company's Series A Convertible Preferred Stock (together the "Preferred Stock") pursuant to that certain Stock Purchase Agreement dated November 6, 2000, as amended (as amended, the "Purchase Agreement") by and between AWS and the Company; and

     (B) The proceeds from the issuance of the Preferred Stock may be used in whole or in part to fund the down payment required in connection with the bid by the Company's subsidiary, DCC PCS, Inc. ("DPCS"), to purchase PCS Licenses (as hereinafter defined) in the FCC Re-Auction (as hereinafter defined); and

     (C) The parties hereto have agreed to enter into this Agreement in order to provide for certain matters relating to any PCS Licenses acquired by the Company or DPCS in the FCC Re-Auction.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE 1.

     1.1 Certain Defined Terms. As used herein, the following terms have the following meanings (unless indicated otherwise, all Section and Article references are to Sections and Articles in this Agreement, and all Schedule and Exhibit references are to Schedules and Exhibits to this Agreement):

     "AAA Rules" shall have the meaning set forth in Section 3.6(c).

     "Affiliate" shall have the meaning given such term in Rule 501(b) under the Securities Act, provided, that, Logix Communications will not be deemed to be part of the Company or an Affiliate of the Company for purposes of this Agreement, and neither ACC Acquisition LLC, a Delaware limited liability company, nor any Subsidiary thereof will be deemed to be an Affiliate of the Company for purposes of this Agreement.


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     "Arbitration Notice" shall have the meaning set forth in Section 3.6(c).

     "Auctioned PCS License" shall mean a License issued by the FCC to the Company, DPCS or another Subsidiary of the Company pursuant to the FCC Re-Auction to construct and operate a PCS System in certain BTAs.

     "Auctioned PCS System" shall mean a PCS System constructed and operated by the Company, DPCS or another Subsidiary of the Company in a BTA (or any successor territorial designations or subdivision thereof authorized by the FCC) pursuant to an Auctioned PCS License.

     "AWS" shall have the meaning set forth in the preamble.

     "AWS Transferee" shall have the meaning set forth in Section 2.1(b).

     "Beneficially Own" shall have the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

     "BTA" shall mean a geographic area established by the Rand McNally 1992 Commercial Atlas & Marketing Guide, 123rd Edition, as modified by the FCC to form the initial geographic area of a license for the C, D, E and F blocks of broadband PCS spectrum as defined in Section 24.202 of the FCC's rules.

     "Cellular System" shall mean a mobile communication system constructed and operated in an MSA or a RSA (or any successor territorial designations or subdivision thereof authorized by the FCC) exclusively using frequencies in the 800 MHz band, or portions thereof, pursuant to a License therefor issued by the FCC.

     "Cellular Territory" shall mean the cellular geographic service area in an MSA or RSA in which the Company or its Subsidiaries has been granted a License to operate a Cellular System by the FCC.

     "Change of Law" shall mean a change in a Law applicable to the Company, AWS and/or any of their respective Affiliates or their respective businesses, properties or assets which is adopted or occurs after the date hereof.

     "Company" shall have the meaning set forth in the preamble.

     "Dispute" shall have the meaning set forth in Section 3.6(a).

     "Expiration Date" shall have the meaning set forth in Section 2.1(b).

     "FCC" shall mean the Federal Communications Commission or similar regulatory authority established in replacement thereof.



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     "FCC Conflict" shall mean the existence or occurrence of any of the following: (a) the FCC Order being withdrawn, reversed, superseded or otherwise ceasing to be in full force and effect, including without limitation as a result of a Change of Law or an application of existing law, (b) the commencement of the 90 day cure period (as such period may be modified) set forth in the FCC Order, (c) either AWS or the Company or any of their respective Affiliates own an attributable interest in both Cellular Systems or PCS Systems authorized to serve a Cellular Territory or PCS Territory which violates any FCC rule or regulation prohibiting such overlapping interests; (d) either AWS, the Company or any of their respective Affiliates holds an attributable interest in more licensed broadband PCS, cellular, and SMR spectrum regulated as CMRS than is permitted under any FCC spectrum cap regulation prohibiting such interest; or
(e) either AWS or the Company or any of their respective Affiliates holds any other attributable interest or interests which violates any rule or regulation of the FCC, for example, prohibitions on the ownership of certain interests in the telephone company and cable television company serving the same market.

     "FCC Order" shall mean the waiver of 47 CFR Section 22.942 granted to the Company and AWS by the Chief of the Commercial Wireless Division, Wireless Telecommunications Bureau, DA 99-1475 (released July 29, 1999).

     "FCC Re-Auction" shall mean the auction (Auction No. 35) by the FCC of 422 Licenses for broadband PCS spectrum covering 195 BTAs and consisting of 312 C block 10 MHz licenses, 43 C block 15 MHz licenses and 67 F block 10 MHz licenses scheduled for December 12, 2000.

     "Governmental Authority" shall mean a Federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.

     "Law" shall mean applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "License" shall mean a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

     "Logix Communications" shall mean Logix Communications Enterprises, Inc., an Oklahoma corporation.

     "MSA" shall mean a Metropolitan Statistical Area, comprised of one or more counties in the Unites States, as listed in Public Notice Report No. CL-92-40, "Common Carrier Public Mobile Services Information, Cellular MSA/RSA Markets and Counties," dated January 24, 1992. DA 92-109.


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     "MTA" shall mean a geographic area established by the Rand McNally 1992
Commercial Atlas & Marketing Guide, 123rd Edition, as modified by the FCC to form the initial geographic area of license for the A and B blocks of broadband PCS spectrum as defined in Section 24.202 of the FCC's rules.

     "Offer" shall have the meaning set forth in Section 2.1(b).

     "Operating Agreement" shall mean an agreement between the Company and/or one or more of its Subsidiaries and AWS and/or one or more of its Subsidiaries which provides for the use by AWS and/or its Subsidiaries of one or more of the Auctioned PCS Systems built and operated by the Company or one of its Subsidiaries, including pricing terms, quality standards, interoperability requirements pertaining to the compatibility of the network with AWS' networks and other customary provisions.

     "PCS System" shall mean a mobile communication system constructed and operated in a BTA or a MTA (or any successor territorial designations or subdivision thereof authorized by the FCC) exclusively using the 1850 MHZ to 1910 MHZ and 1930 MHZ to 1990 MHZ frequencies, or portions thereof, pursuant to a License therefor issued by the FCC.

     "PCS System Stock" shall have the meaning set forth in Section 2.1(a).

     "PCS Territory" shall mean an MTA or BTA in which the Company or any of its Subsidiaries has been granted a License to operate a PCS System by the FCC.

     "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust or other legal entity.

     "Preferred Stock" shall have the meaning set forth in the Recitals.

     "Purchase Agreement" shall have the meaning set forth in the Recitals.

     "RSA" shall mean a Rural Statistical Area, comprised of one or more counties in the United States, as listed in Public Notice Report No. CL-92-40, "Common Carrier Public Mobile Services Information, Cellular MSA/RSA Markets and Counties," dated January 24, 1992, DA 92-109.

     "Series AA Preferred" shall have the meaning given such term in the Purchase Agreement.

     "Subject PCS System Assets" shall have the meaning set forth in Section 2.1(a).

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote


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in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, management board of the limited liability company, or the comparable governing body of such association or other business entity.

     "Transfer" shall mean, with respect to any Auctioned PCS License, the sale, transfer, assignment or disposition of such Auctioned PCS License and any other change in control (as determined under the FCC's rules) of such Auctioned PCS License. A Transfer shall not include the pledge of, or the granting of a lien or other encumbrance in, the equity securities of the owner of the applicable Auctioned PCS License.

     "Transferee" shall have the meaning set forth in Section 2.1(b).

     "Transferor" shall have the meaning set forth in Section 2.1(b).

     1.2 Other Definitional Provisions. Each definition or pronoun herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires. References to a document or agreement shall be to such document or agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                                   ARTICLE 2.

     2.1 Right of First Offer.

     (a) If the Company or any of its Subsidiaries proposes to Transfer (i) any one or more of the Auctioned PCS Licenses (or any portion thereof) either separately or together with the assets used to operate the applicable Auctioned PCS Systems (collectively, the "Subject PCS System Assets") to a Person that is not the Company or one of its wholly-owned Subsidiaries or (ii) the capital stock or equity securities of a Subsidiary which directly or indirectly owns Subject PCS System Assets to a Person that is not the Company or a wholly-owned Subsidiary of the Company (the "PCS System Stock"), it shall offer in writing to sell to AWS the Subject PCS System Assets or PCS System Stock, as the case may be, on the terms and conditions set forth in this Section 2.1.

     (b) The Person intending to Transfer the Subject PCS System Assets or the PCS System Stock, as the case may be, pursuant to this Section 2.1 (the "Transferor") shall, prior to


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entering into any commitment or agreement in respect thereof, offer in writing
(the "Offer") to sell the Subject PCS System Assets or the PCS System Stock, as the case may be, to AWS for cash, which Offer shall specify the price for the Subject PCS System Assets or the PCS System Stock, as the case may be, and the contractual terms and conditions of the proposed Transfer. If AWS wishes to accept the Offer, it shall give notice in writing of its acceptance to the Transferor (the "Acceptance Notice") within 30 days following the date of receipt of the Offer (the "Expiration Date") and AWS shall file the appropriate application for the FCC's consent to the assignment or change in control within 14 days after giving the Acceptance Notice (the "Filing Period") provided that the Company shall reasonably cooperate with AWS in connection with the preparation of such application, and AWS or its designee (the "AWS Transferee") shall purchase the Subject PCS System Assets or the PCS System Stock, as the case may be, on the terms set forth in the Offer within 90 days after giving the Acceptance Notice or such longer period not to exceed 180 days from the giving of the Acceptance Notice to the Transferor as is needed to obtain FCC approval (such longer period, the "Extended Period"). Absent the giving of the Acceptance Notice by the Expiration Date or the filing for FCC approval by the expiration of the Filing Period, or if the closing of the purchase of the Subject PCS System Assets or the PCS System Stock, as the case may be, does not take place within the required 90-day period or the Extended Period, as the case may be, the Transferor shall be free to Transfer the Subject PCS System Assets or the PCS System Stock, as the case may be, to any Person (a "Transferee") for a period of 240 days following the Expiration Date; provided, however, that the purchase price must not be less than, and the other terms and conditions upon which the Transferee purchases the Subject PCS System Assets or the PCS System Stock, as the case may be, must be no more favorable in the aggregate to the Transferee than the purchase price and other material terms and conditions set forth in the Offer; provided, further, however, that the purchase price payable by the Transferee does not have to be payable in cash. If the Subject PCS System Assets or the PCS System Stock, as the case may be, are not sold pursuant to the provisions of this Section 2.1(b) within such 240-day period, AWS's right of first offer shall revive. In the event the AWS Transferee is a Person other than AWS, all obligations of the AWS Transferee shall be unconditionally guaranteed by AWS. In the event the AWS Transferee defaults in its obligation to purchase the Subject PCS System Assets or the PCS System Stock, as the case may be, the Subject PCS System Assets or the PCS System Stock, as the case may be, that were subject to the Offer shall no longer be subject to the provisions of Section 2.1.

     (c) Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 2.1 shall not apply to (i) any Transfer by the Company of all or substantially all of the Company's assets (whether by merger, consolidation, sale of securities or otherwise), (ii) any Transfer by the Company and/or its Subsidiaries of any Subject PCS System Assets or PCS System Stock, as the case may be, which, if the AWS Transferee purchased such Subject PCS System Assets or PCS System Stock, as the case may be, pursuant to this
Section 2.1, would result in an FCC Conflict which may not be cured by such AWS Transferee within a reasonable period of time following its election to purchase the Subject PCS System Assets or PCS System Stock but in no event longer than the Extended Period or (iii) any Transfer by the Company and/or its Subsidiaries of any Subject PCS System Assets or PCS System Stock, as the case may be, in which the Subject PCS System Assets or, in the case of a Transfer of PCS System Stock, the Auctioned PCS Licenses and/or Auctioned PCS Systems owned directly or


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indirectly by the Subsidiary of the Company whose PCS System Stock is being
Transferred, are not subject to any Operating Agreement.


                                   ARTICLE 3.

                                 Miscellaneous.

     3.1 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmission, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof:

         If to AWS, to:

                  AT&T Wireless Services, Inc.
                  7277 164th Ave., N.E.
                  Redmond, WA  98052
                  Facsimile:  (425) 580-8405
                  Telephone:  (425) 580-5949
                  Attention:  Joseph Stumpf

         With a copy to:

                  Friedman Kaplan & Seiler, LLP
                  875 Third Avenue
                  New York, New York 10022-6225
                  Telephone:  (212) 833-1100
                  Facsimile:  (212) 355-6401
                  Attention:  Matthew S. Haiken, Esq.

         If to the Company, to it:

                  Dobson Communications Corporation
                  13439 N. Broadway Extension
                  Suite 200
                  Oklahoma City, OK  73114
                  Facsimile: (405) 529-8515
                  Telephone: (405) 529-8305
                  Attention: Everett R. Dobson, President


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         With a copy to the Company at the same address to:
                  Attention: Ronald L. Ripley, Senior Corporate Counsel
                  Facsimile: (405) 529-8765
                  Telephone: (405) 529-8376

         With a further copy to:

                  Edwards & Angell, LLP
                  2800 BankBoston Plaza
                  Providence, RI  02903
                  Telephone:   (401) 276-6586
                  Facsimile:    (401) 276-6602
                  Attention:     David K. Duffell, Esq.

     3.2 Entire Agreement; Amendments; Consents.

     (a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     (b) No change or modification of this Agreement shall be valid, binding or enforceable unless the same shall be in writing and signed by the Company and AWS.

     3.3 Termination.

     This Agreement shall terminate on the earlier of (x) as to any Subject PCS System Assets or PCS System Stock, upon the Transfer of such Subject PCS System Assets or PCS System Stock, as the case may be, in accordance with the provisions of this Agreement, (y) the date on which the parties hereto consent in writing to such termination, and (z) the date on which the Company and/or its Subsidiaries and AWS and/or its Subsidiaries are not parties to an Operating Agreement covering any of the Auctioned PCS Systems; provided, that (i) the termination of this Agreement shall not impair any rights or obligations of either party hereto arising prior to the time of termination, or which may arise by an event causing the termination of this Agreement and (ii) the provisions of this Article 3 shall survive any termination of this Agreement.

     3.4 Waiver. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder, nor any course of dealing between the Company and AWS shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which any party hereto would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of AWS or any of them to take any other or further action in any circumstances without notice or demand.


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     3.5 Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of New York without reference to the conflicts of law principles thereof.

     3.6 Dispute Resolution; Waiver of Jury Trial.

     (a) The parties shall use and strictly adhere to the following dispute resolution processes, except as otherwise expressly provided in this Section 3.6, to resolve any and all disputes, controversies or claims, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (hereinafter, "Dispute(s)"), arising out of or relating to this Agreement (and any prior agreement this Agreement supersedes), including without limitation, its making, termination, non-renewal, its alleged breach and the subject matter of this Agreement (e.g., products or services furnished hereunder or those related to those furnished):

     (b) The parties shall first attempt to settle each Dispute through good faith negotiations. The aggrieved party shall initiate such negotiations by giving the other party(ies) written notice of the existence and nature of the Dispute. The other party(ies) shall in a writing to the aggrieved party acknowledge such notice of Dispute within ten (10) business days. Such acknowledgment may also set forth any Dispute that the acknowledging party desires to have resolved in accordance with this Section.

     (c) Thereafter, if any Dispute is not resolved by the parties through negotiation within thirty (30) calendar days of the date of the notice of acknowledgment, either party may terminate informal negotiations with respect to that Dispute and have the right, by delivery of written notice thereof (the "Arbitration Notice") to the other party, to submit the matter to be finally settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, as modified herein (the "AAA Rules"). The place of arbitration shall be Oklahoma City, Oklahoma. All matters so submitted to arbitration shall be settled by three arbitrators. The disputing party and the Company shall each designate one arbitrator within 20 days of the delivery of the Arbitration Notice. If either the disputing party or the Company fails so to timely designate an arbitrator, the matter shall be resolved by the one arbitrator timely designated. The disputing party and the Company shall cause the designated arbitrators to mutually agree upon and to designate a third arbitrator, provided, however, that failing such agreement within 45 days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules. The disputing party and the Company, shall be responsible for the payment of the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The disputing party and the Company, shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitral tribunal is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The final decision of the majority of the arbitrators shall be furnished to the disputing party and the Company and AWS in writing and shall constitute a conclusive determination of the matter in question, binding upon the Company and AWS and shall not be


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contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. Any arbitration proceeding, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss.1-16, and judgment upon any award may be entered in any court of competent jurisdiction.

     (d) EACH OF THE PARTIES HERETO, AFTER CONSULTING WITH COUNSEL WAIVE THEIR RIGHTS, IF ANY, TO JURY TRIAL IN RESPECT TO ANY DISPUTE OR CLAIMS BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY CLAIM UNDER THE SECURITIES ACT, THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR BOTH, THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS AMENDED, OR FEDERAL OR STATE COMMON LAW.

     3.7 Benefit and Binding Effect; Severability. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and AWS and its successors. This Agreement shall not be assignable by AWS in whole or in part without the prior written consent of the Company. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto affected by such determination in any material respect shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions hereof are given effect as originally contemplated to the greatest extent possible.

     3.8 FCC and Regulatory Approvals. Notwithstanding anything contained in this Agreement to the contrary, no transaction or action contemplated herein shall be consummated and no interests or rights Transferred prior to receiving FCC approvals with respect thereto to the extent such FCC approvals are necessary.

     3.9 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     3.10 Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.


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     3.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     3.12 Effective Date. This Agreement shall be effective on the date of the closing of the purchase of the Preferred Stock by AWS pursuant to the Purchase Agreement.

     3.13 Specific Performance. Notwithstanding the terms of Section 3.6 hereof, the parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, in any court of competent jurisdiction, apply for specific performance or injunctive or other relief as such court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.




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     IN WITNESS WHEREOF, each of the parties has executed or caused this
Agreement to be executed by its duly authorized officers as of the date first written above.

                              AT&T WIRELESS SERVICES, INC.


                              By:_____________________________________________
                                   Name:
                                   Title:

                              DOBSON COMMUNICATIONS CORPORATION


                              By:_____________________________________________
                                   Name:
                                   Title:















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